SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934






Date of Report (Date of earliest event reported)     December 14, 2001
                                                ------------------------------


                                EVOLVE ONE, INC.
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             (Exact name of registrant as specified in its charter)


         Delaware                     0-26415                    52-2175532
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(State or other jurisdiction      (Commission File             (IRS Employer
    or incorporation)                 Number)                Identification No.)


           6413 Congress Avenue, Suite 240, Boca Raton, Florida 33487
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          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code        (561) 988-0819
                                                   -----------------------------


                                       N/A
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          (Former name or former address, if changed since last report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On December 14, 2001, Evolve One, Inc. entered into a Stock Purchase Agreement with an independent group which would transfer the stock to a corporation to be formed tentatively under the name of NYCLE Acquisition Corp. The Stock Purchase Agreement covers the disposition of Evolve One's majority stock interest in TheBroadcastWeb.com., Inc., which is an aggregator and broadcaster of streaming media programming on the Web. Under the terms of the transaction, the purchaser assumed substantially all of the on-going liabilities of TheBroadcastWeb. In addition to having the purchaser assume most of the liabilities of TheBroadcastWeb, Evolve One received certain advertising time which was valued at approximately $100,000, consisting of two ad spots per hour, per format for a two year period. The purchaser will not assume an intra-company payable or any liabilities for outstanding federal, state and local taxes as well as payroll obligations incurred prior to December 15, 2001.

         Evolve One determined to dispose of its interests in TheBroadcastWeb in order to eliminate an on-going drain of its cash and managerial resources, in light of the circumstance that sales and profitability necessary to sustain the operation could not be achieved, given a weakened economy and limitations in the Internet radio industry. Evolve One had originally intended to spin-off TheBroadcastWeb stock as a distribution to its stockholders, but given the lack of profitability and other inherent problems, including possible adverse tax consequences to its stockholders and an anticipated protracted regulatory process, it was determined to sell and dispose of the stock in order to preserve Evolve One's resources.


ITEM 7.  EXHIBITS

         (a)      Stock Purchase Agreement - EXHIBIT 10.1


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        EVOLVE ONE, INC.


                                        By: /s/ Gary Schultheis
                                        --------------------------
                                        Gary Schultheis, President


DATED:  December 21, 2001.



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